Suri & Co.
CHARTERED ACCOUNTANTS

Offices: Chennai, Madurai, Coimbatore, Thiruvananthapuram, Coonoor, Bengaluru, Kochi & Mumbai

U.S. Securities and Exchange Commission
100 F Street, N.E.,
Washington, D.C. 20549

July 08, 2025

Dear Sir/Madam:

We have read the statements under the Changes in Registrant's Certifying Accountant section included in the Item 4.01 in the Form 8-K to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein pertaining to us.

Very truly yours,

/s/ Suri & Co., Chartered Accountants

Suri & Co., Chartered Accountants
Firm ID: 6727

suriandco.com | chennai@suriandco.com | +91 - 44 - 28251140 / 1150, +91-9840012508 | Guna Complex, No. 443 & 445,4th Floor, Main Building, Anna Salai, Teynampet, Chennai - 600 018

GSTIN - 33AABFS5023Q1Z2